Exhibit 10.2

2100 Seaport Boulevard Redwood City, California 94063 USA Tel: 1 650 480 8000 Fax: 1 650 480 8100

October 3, 2011

Mr. Michael Mulica

Re: Offer of Employment

Dear Mike:

We are extremely pleased to offer you this opportunity to join Openwave Systems Inc. (“Openwave” or “the Company”) in the position of President and Chief Executive Officer. You will report to the Openwave Board of Directors (the “Board”) and you will be based in Openwave’s Redwood City location. The following terms and conditions of this agreement (the “Agreement”) shall apply to your anticipated employment with Openwave. This offer is contingent upon the positive confirmation of the information you have provided in your resume, and a successful background check.

Commencement of Employment with Company

Your employment will commence on or before October 10, 2011. You shall devote your full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, you may serve on other boards of directors with the prior approval of the Board, or engage in religious, charitable trade association or other community activities as long as such activities are disclosed to and approved by the Board and do not materially interfere with the performance of your duties to the Company as provided in the Agreement. You will be based at our Redwood City headquarters from where you will be expected to work. Subject to the commencement of your employment as President and Chief Executive Officer of the Company, you will be offered a seat on the Board of Directors of the Company. You agree that, by acceptance of this offer, on the date of termination of your position as Chief Executive Officer, you will resign your position as a member of the Board effective on such date.

1.	Base Compensation.

Your annual base salary will be $400,000. You will be paid semi-monthly on the 15th and the last working day of each month.

Incentive Compensation

You will be eligible for a bi-annual incentive cash award from the Company under the Company’s Corporate Incentive Plan (“CIP”), based upon a target for each six month period which shall be 100% of your base salary actually earned for the six month performance period; provided, however, that you shall receive a one time guaranteed, pro-rated bonus of $100,000, with no opportunity for overachievement per the plan terms, for the remainder of this calendar year, in lieu of any bonus under the CIP.

2100 Seaport Boulevard Redwood City, California 94063 USA Tel: 1 650 480 8000 Fax: 1 650 480 8100

Under the term of the CIP, your actual annual incentive cash award may be below, at, or above target (up to a maximum of 150% of your target, as pro-rated if applicable) and shall be determined based upon the Company’s achievement level against Company financial and performance objectives. The terms of the CIP, including the financial and performance objectives for the Company, shall be established for each performance period by the Compensation Committee in consultation with the Board of Directors of the Company.

Equity Awards.

Subject to the approval of the Compensation Committee of the Board of Directors of Openwave at its first meeting (the 15th of the month following the month of your employment commencement date), you will be granted an option to purchase Openwave Common Stock.

You may advise the Compensation Committee of your preference to receive either of the following option grants, which grant shall be subject to the approval of the Compensation Committee of the Board of Directors of Openwave at its first meeting:

1,500,000 shares of Common Stock with an exercise price equal to the fair market value of the Company common stock on the date of grant (which shall be determined in accordance with the terms of Openwave’s 2006 Stock Incentive Plan), The vesting commencement date will be your employment commencement date. The options will vest with a one year cliff and monthly thereafter over a period of four years contingent upon continued employment on the applicable vesting date, subject to the terms of the Company’s policies and standard form of agreements.

Insurance Plans.

You are also eligible to participate in our comprehensive employee benefit programs. You understand and agree that, subject to applicable law, the Company reserves the right to unilaterally revise the terms of the employee benefit programs.

At Will Employment.

You should be aware that your employment with Company is for no specified period and constitutes “at will” employment. As a result, you, and/or the Company, each have the right to terminate the employment relationship at any time for any reason, with or without cause. This is the full and complete agreement between you and the Company regarding this term. Although the Company’s personnel policies and procedures may change from time to time, the “at will” nature of your employment may only be changed in a written amendment to this Agreement signed by you and an authorized officer of the Company and authorized member of the Board.

2100 Seaport Boulevard Redwood City, California 94063 USA Tel: 1 650 480 8000 Fax: 1 650 480 8100

US Work Authorization.

Your employment will commence on or before October 10, 2011 or on the first available date following your providing to Company proof of your eligibility to work in the United States.

Severance.

If your employment is terminated by the Company other than for Cause as defined in Addendum E, you shall be eligible to receive the severance and benefits described in the Company’s Executive Severance Benefit Policy pursuant to the terms of that policy and as consistent with applicable law, provided that you are in compliance with your obligations under this Agreement and the other agreements you may have with the Company. The severance amount for you shall be twelve (12) months of base salary. This paragraph and your participation in the Company’s Executive Severance Benefit Policy do not change or alter the “at will” nature of your employment relationship with the Company. Additionally, if your employment is terminated without Cause, your unvested new hire options will be accelerated as follows: if the stock price on your termination date is at least a 25% increase above your grant price, 50% of your unvested new hire grant options will accelerate. If the Company stock price on your termination date is at least a 50% increase above your grant price, 100% of your unvested new hire grant options will be accelerated. Additionally, you will have 12 months post termination date to exercise your options.

11.	Components of Agreement.

Incorporated into this Agreement by reference are the following addendums (“Addendums”) and their attachments, each of which is a component of the Agreement.

Addendum A- Employment Requirements

Addendum B- Confidential Information and Inventions Assignment Agreement

Addendum C- Insider Trading Policy

Addendum D- Code of Conduct and Ethics

Addendum E- Definitions of Involuntary Termination and Cause

Addendum F- Change of Control Severance Agreement

Section 409A.

You and the Company intend that income provided to you pursuant to this Agreement will not be subject to taxation under Section 409A of the Internal Revenue Code (“Section 409A”), and the provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A. The Company does not, however, guarantee any particular tax effect for income provided to you pursuant to this Agreement, and except for its obligation to withhold applicable income and employment taxes from compensation paid or provided to you, the Company shall not be responsible for the payment of any applicable taxes incurred by you on compensation paid or provided to you pursuant to this Agreement. In the event that any compensation to be paid or provided to you pursuant to

2100 Seaport Boulevard Redwood City, California 94063 USA Tel: 1 650 480 8000 Fax: 1 650 480 8100

this Agreement may be subject to the excise tax described in Section 409A, the Company may delay such payment for the minimum period required in order to avoid the imposition of such excise tax.

Entire Agreement/Modification.

This Agreement, the Addendums, and any stock option agreements between you and the Company, constitute the entire agreement between you and the Company concerning our employment relationship, and they supersede all prior negotiations, representations, and agreements regarding that subject. This Agreement cannot be modified or amended except by a subsequent written amendment signed by you and an authorized officer of the Company.

Please review these terms to make sure they are consistent with your understanding. Please sign one copy and return, no later than September 30, 2011. Your acceptance of this Agreement represents a unique opportunity for both you and Company to grow and to succeed. We thank you for the commitment you have made to our common vision and look forward to working with you.

Sincerely,

/s/ Robin Abrams
Robin Abrams Chair, Nominating and Corporate Governance Committee

I accept the offer of employment and terms stated in this Offer Letter and accompanying Addendums and attachments.

Accepted:	/s/ Michael Mulica	Date:	10/6/11
Michael Mulica